EXHIBIT 4.7

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Mercantile Bank Corporation (“our,” “we,” “us,” “Mercantile” or “our company”) has one class of security registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), common stock, without par value (“common stock”).

Description of our Common Stock

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Articles of Incorporation, including all amendments thereto (our “Articles of Incorporation”) and our Amended and Restated By-laws (our “By-laws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.7 is a part. We encourage you to read our Articles of Incorporation, By-laws, and the applicable provisions of the Michigan Business Corporation Act (the “MBCA”) for additional information.

Authorized Capital Shares. Our authorized capital shares consists of 40,000,000 shares of common stock, no par value per share, and 1,000,000 shares of preferred stock, no par value per share (“preferred stock”).

Voting Rights. Except as otherwise required by law or by any amendment to the Articles of Incorporation, each holder of common stock shall have one vote for each share of stock held by him of record on the books of the corporation on all matters voted upon by the shareholders.

Dividend Rights. Subject to the preferential dividend rights, if any, applicable to shares of preferred stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement, or sinking funds for preferred stock, the holders of common stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the board of directors.

Liquidation Rights. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of preferred stock, holders of common stock shall be entitled to receive all of the remaining assets of the corporation of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of common stock held by them respectively. The board of directors may distribute in kind to the holders of common stock such remaining assets of the corporation or may sell, transfer, or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or entity, or any combination thereof, any may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of common stock. The merger or consolidation of the corporation into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of stock of the corporation of any class, shall not be deemed to be dissolution, liquidation or winding up of the corporation for the purposes of this paragraph.

Other Rights. Such numbers of shares of common stock as may from time to time be required for such purpose shall be reserved for issuance (i) upon conversion of any shares of preferred stock or any obligation of the corporation convertible into shares of common stock which is at the time outstanding or issuable upon exercise of any options or warrants at the time outstanding and (ii) upon exercise of any options, warrants or rights at the time outstanding to purchase shares of common stock.

Stock Exchange Listing. Our common stock is listed on Nasdaq under the symbol “MBWM”.

Transfer Agent. Our transfer agent is Computershare Trust Company, N.A.

Anti-Takeover Considerations and Special Provisions of Mercantile Bank Corporation’s Articles of Incorporation, Bylaws, and Michigan Law

Provisions of the MBCA, the Articles of Incorporation, and the By-laws could make it more difficult to acquire Mercantile by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Mercantile to first negotiate with its board of directors. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of its board of directors to maximize shareholder value. However, these provisions may delay, deter or prevent a merger or acquisition of Mercantile that a shareholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of our common stock.

Shareholder Meetings; Requirements for Advance Notice. Our Articles of Incorporation provide that special meetings of the shareholders may be called only by or at the direction of the board of directors or the chairman of the board. In addition, our By-laws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as director. In order for any matter to be “properly brought” before a meeting, a shareholder will have to comply with such advance notice procedures and provide us with certain information.

Supermajority Voting for Amendments to Certain Provisions. Any amendment to certain provisions of our Articles of Incorporation, such as provisions relating to nomination, election, or removal of directors, and provisions relating to shareholder action by written consent, requires the affirmative vote of at least 66⅔% of the voting power of all shares of our common stock then outstanding. Our By-laws may be amended, altered, changed, added to or repealed by the shareholders at any regular or special meeting of the shareholders provided such action is contained in the notice of such meeting, or by the board of directors at any regular or special meeting of the board of directors.

No Cumulative Voting. The MBCA provides that the articles of incorporation may permit cumulative voting in the election of directors. Our Articles of Incorporation do not provide for cumulative voting.

Removal of Directors; Vacancies. Our Articles of Incorporation provide that directors may be removed only for cause only by the affirmative vote of the holders of at least a majority of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class. In addition, our Articles of Incorporation provide that only its board of directors may fill vacant directorships, including newly created seats, by the affirmative vote of the majority of remaining directors.

Shareholder Action by Written Consent. The MBCA permits any action required to be taken at any annual or special meeting of the shareholders to be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. Our Articles of Incorporation provide that any action to be taken by the shareholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by written consent.

Limitations on Liability and Indemnification of Officers and Directors. Our Articles of Incorporation and By-laws provide that the corporation will indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by Michigan law. Michigan law prohibits the articles of incorporation from limiting the liability of directors for the following: (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) a violation of Section 551(1) of the MBCA, or (iv) for any transaction from which the director derived any improper personal benefit.

If Michigan law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our company’s directors will be eliminated or limited to the fullest extent permitted by Michigan law, as so amended. Our Articles of Incorporation do not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Michigan law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our Articles of Incorporation and By-laws, we will also be empowered to purchase insurance on behalf of any person whom it is required or permitted to indemnify.

The limitation of liability and indemnification provisions provided for in our Articles of Incorporation and By-laws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. Moreover, a shareholder’s investment may be harmed to the extent it pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Mercantile has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuances without shareholder approval, except as required by the listing standards of Nasdaq and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the company by means of a proxy contest, tender offer, merger or otherwise.